PROSPECTUS SUPPLEMENT NO. 1 (to Prospectus Dated June 25, 2004)	Filed Pursuant to Rule 424(b)(3) File No. 333-116110

3,483,996 Shares

Common Stock

This Prospectus Supplement No. 1 supplements the prospectus dated June 25, 2004 relating to the 3,483,996 shares of common stock of BioSante Pharmaceuticals, Inc. that may be offered for sale for the account of several stockholders of BioSante, their respective donees or pledgees, as stated under the heading “Plan of Distribution” in the original prospectus.

This Prospectus Supplement No. 1 is being filed to update the original table of Selling Stockholders in the original prospectus with respect to a change in beneficial ownership that has occurred since the date of the original prospectus. This Prospectus Supplement No. 1 is not complete without, and may not be delivered or utilized except in connection with, the original prospectus. This Prospectus Supplement No. 1 is qualified by reference to the original prospectus, except to the extent that the information contained in this Prospectus Supplement No. 1 supersedes the information contained in the original prospectus.

SELLING STOCKHOLDERS

The table of selling stockholders in the original prospectus lists The Richard H. Aldrich Living Trust dated January 25, 2001 as the beneficial owner of 457,200 shares of BioSante common stock, 115,000 shares, including 15,000 shares issuable upon exercise of a warrant of which could be offered for sale by this stockholder pursuant to the original prospectus. On September 28, 2004, The Richard H. Aldrich Living Trust made a contribution of 100,000 shares of BioSante common stock and a warrant to purchase 15,000 shares of BioSante common stock to RA Capital Biotech Fund, LP. The table of selling stockholders as it relates to the shares of BioSante common stock listed as held by The Richard H. Aldrich Living Trust dated January 25, 2001 in the original prospectus is hereby updated through October 26, 2004 and amended to reflect the foregoing as follows:

Shares Beneficially
Owned After
	Shares Beneficially				Completion of
	Owned Prior to the Offering			Number of	the Offering
	Shares Subject to	Total Shares		Shares
	Options, Warrants, and	Beneficially		Being
Selling Stockholder	Class C Special Stock	Owned	Percentage	Offered	Number	Percentage
RA Capital Biotech Fund, LP(1)	15,000	115,000	*	115,000	0	—

*	Less than one percent (1%)

(1)	RA Capital Management, LLC is the general partner of RA Capital Biotech Fund, LP. Richard H. Aldrich is the sole managing member of RA Capital Management, LLC and as such has sole voting and dispositive power over the BioSante securities held by RA Capital Biotech Fund, LP.

The common stock offered involves a high degree of risk. We refer you to “Risk Factors,” beginning on page 8 of the original prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement No. 1 is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 1 is October 26, 2004